Exhibit 99.1

For Immediate News Release
October 27, 2010

AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2010 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended September 30, 2010 was $24,654,000.  This resulted in Earnings per Share – diluted (“EPS”) of $0.29 for the quarter ended September 30, 2010, compared to EPS of $0.72 for the comparable period of 2009, a decrease of 59.7%. For the nine months ended September 30, 2010, EPS was $1.76 compared to $1.54 for the comparable period of 2009, a per share increase of 14.3%.

The decrease in EPS for the quarter ended September 30, 2010 from the prior year period is due primarily to gains from community dispositions during the three months ended September 30, 2009 not present in the current year period.  The increase for the nine months ended September 30, 2010 over the prior year period is due primarily to an increase in gains from community dispositions.

The year-to-date increase is also attributable to impairment charges reported in 2009 not present in 2010. The Company has not impaired any assets or abandoned any material pursuits during 2010. However, the Company’s focus on development of apartment communities and the existing development pipeline present a valuation risk that could result in future abandoned pursuits and/or impairment charges that are not apparent or determinable at this time.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended September 30, 2010 decreased 10.1% to $0.98 per share from $1.09 per share for the comparable period of 2009.  FFO per share for the nine months ended September 30, 2010 decreased by 8.0% to $2.99 from $3.25 for the comparable period of 2009. Adjusting for the non-routine items detailed in Attachment 14, FFO per share for the three and nine months ended September 30, 2010 would have decreased by 9.2% and 14.4%, respectively from the prior year period.

The Company’s results for the three months ended September 30, 2010 exceeded the Company’s outlook provided in the Company’s second quarter 2010 earnings release in August 2010, with the variances detailed in the following table.

Third Quarter 2010 Results
Comparison to August 2010 Outlook

Per Share

Projected FFO per share (August 2010 Outlook)	$0.95

Community Revenues	0.02
Community Expenses	(0.02)
Favorable Interest Rates	0.02
Favorable Overhead & Other	0.01

Actual FFO per share 3Q 2010	$0.98

Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “It was an active quarter. We started five new apartment communities and, through our investment management platform, acquired three existing assets. Improving operating fundamentals in our markets and a favorable capital markets environment allowed us to exceed the outlook we provided in August and to raise our full year financial outlook by $0.07 per share.”

Operating Results for the Quarter Ended September 30, 2010 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $3,518,000, or 1.6% to $227,710,000.  For Established Communities, rental revenue increased 0.2% due to an increase in Average Rental Rates of 0.4%, offset by a decrease in Economic Occupancy of 0.2%. As a result, total revenue for Established Communities increased $253,000 to $163,648,000.  Operating expenses for Established Communities increased $1,867,000, or 3.3% to $59,241,000. Accordingly, NOI for Established Communities decreased by $1,614,000, or 1.5% to $104,407,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter of 2009 compared to the third quarter of 2010:

Q3 2010 Compared to Q3 2009

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	1.9%	5.2%	(1.1%)	20.7%
Metro NY/NJ	1.2%	8.8%	(3.1%)	28.2%
Mid-Atlantic/Midwest	1.5%	0.9%	1.0%	15.7%
Pacific NW	(5.4%)	13.6%	(14.3%)	4.1%
No. California	(1.9%)	(3.3%)	0.6%	19.5%
So. California	(3.1%)	(3.6%)	(0.6%)	11.8%
Total	0.2%	3.3%	(1.5%)	100.0%

(1) Total represents each region's % of total NOI from the Company, including discontinued operations.

Operating Results for the Nine Months Ended September 30, 2010 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $1,501,000, or 0.2% to $667,516,000.  For Established Communities, rental revenue decreased 2.0% due to a decrease in Average Rental Rates of 2.7%, offset by an increase in Economic Occupancy of 0.7%. Total revenue for Established Communities decreased $10,118,000 to $485,137,000.  Operating expenses for Established Communities increased $4,800,000, or 2.9% to $172,263,000. Accordingly, NOI for Established Communities decreased by $14,918,000 or 4.6% to $312,874,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009:

YTD 2010 Compared to YTD 2009

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	(0.2%)	3.4%	(2.6%)	20.2%
Metro NY/NJ	(0.9%)	4.8%	(3.7%)	28.2%
Mid-Atlantic/Midwest	0.3%	2.4%	(1.3%)	15.9%
Pacific NW	(7.9%)	6.9%	(14.5%)	4.2%
No. California	(5.6%)	0.1%	(7.4%)	19.5%
So. California	(4.4%)	0.5%	(6.3%)	12.0%
Total	(2.0%)	2.9%	(4.6%)	100.0%

(1) Total represents each region's % of total NOI from the Company, including discontinued operations.

Development Activity

During the third quarter of 2010, the Company commenced the development of five communities: Avalon Queen Anne, located in Seattle, WA; Avalon Springs II, located in Wilton, CT; Avalon at the Pinehills II, located in Plymouth, MA; Avalon Green II, located in Greenburgh, NY and Avalon Brandemoor II, located in Lynwood, WA. These five communities will contain 920 apartment homes and will be developed for an estimated Total Capital Cost of $232,500,000. Four of the Company’s five development starts are second phases of existing operating communities.

Redevelopment Activity

During the third quarter of 2010, the Company completed the redevelopment of Avalon Burbank, located in Burbank, CA.  Avalon Burbank contains 400 apartment homes and redevelopment was completed for a Total Capital Cost of $23,400,000, excluding costs incurred prior to redevelopment.

During the third quarter of 2010, the Company commenced the redevelopment of Avalon at Decoverly, located in Rockville, MD. Avalon at Decoverly contains 564 apartment homes and will be redeveloped for an estimated Total Capital Cost of $7,800,000, excluding costs incurred prior to redevelopment.

Investment and Investment Management Fund Activity

The Company currently has investments in and serves as the manager for two private, discretionary investment management vehicles.

AvalonBay Value Added Fund, L.P. (“Fund I”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%.

During the third quarter of 2010, the Company purchased a non-recourse mortgage note secured by a Fund I community in an auction process run by the then-current lender for $24,000,000. The note pays interest-only through the maturity date of October 2014 at a stated interest rate of 6.06% and requires remittance of interest based on available cash flow, with any deficiency added to the note’s principal. Beginning in the third quarter of 2010, the Company consolidated the net assets and results of operations of the community, with the debt eliminated in consolidation.

AvalonBay Value Added Fund II, L.P. ("Fund II") is a private, discretionary investment in which the Company holds an equity interest of approximately 31%.

During the third quarter of 2010, Fund II acquired three communities:

•	Creekside Meadows, a garden-style community consisting of 628 apartment homes located in Tustin (Orange County), CA, was acquired for a purchase price of $98,500,000;
•	Grove Park Apartments, a garden-style community consisting of 684 apartment homes located in Gaithersburg, MD was acquired for a purchase price of $101,000,000; and
•	The Apartments at Briarwood, a garden-style community consisting of 348 apartment homes located in Owings Mills, MD, was acquired for a purchase price of $44,750,000.

At September 30, 2010, Fund II had invested $381,612,000.

Financing, Liquidity and Balance Sheet Statistics

At September 30, 2010, the Company had no amounts outstanding under its $1,000,000,000 unsecured credit facility.  In August 2010, the Company executed its option to extend the maturity of the unsecured credit facility for one year to November 2011.

At September 30, 2010, the Company had $407,141,000 in unrestricted cash and cash in escrow. The cash in escrow is available for development activity and includes $93,440,000 in bond proceeds related to an existing Development Right that the Company expects to develop in the future.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the nine months ended September 30, 2010 was 67%. Interest Coverage for the third quarter of 2010 was 2.9 times.

New Financing Activity

In July 2010, the Company completed the sale of the shares authorized under the Company’s Continuous Equity Program (the “CEP”). A summary of activity for the life of the program is provided in the following table:

$400 million CEP
2010 and Historical Activity

	Shares Issued	Average Price/Share	Net Proceeds
3Q 2010	76,700	$100.41	$7,586,000
YTD 2010	3,080,204	95.88	290,884,000
Total Program	4,585,105	87.24	393,993,000

Debt Repayment Activity

In October 2010, the Company repaid a variable rate secured mortgage note in the amount of $28,989,000 in accordance with its scheduled maturity date. Also in October 2010, the Company repaid a 5.17% fixed rate secured mortgage note in the amount of $9,780,000 in advance of its July 2024 scheduled maturity date.

Fourth Quarter and Full Year 2010 Financial Outlook

For the fourth quarter of 2010, the Company expects EPS to be in the range of $0.25 to $0.29.  The Company expects EPS for the full year 2010 to be in the range of $2.01 to $2.05.

The Company expects Projected FFO per share to be in the range of $0.98 to $1.02 for the fourth quarter of 2010 and Projected FFO per share for the full year 2010 to be in the range of $3.97 to $4.01.

The Company expects the trend of improved sequential operating performance to continue in the fourth quarter 2010. A comparison of the Company’s current full year 2010 outlook and the June 2010 outlook follows:

Full Year 2010 Outlook
Comparison to June 2010 Full Year Outlook

Per Share

Projected FFO per share June 2010 Outlook	$3.92

Community Revenues	0.06
Community Expenses	(0.03)
Favorable Interest Rates	0.02
Favorable Overhead & Other	0.02

Projected FFO per share current 2010 Outlook	$3.99

Fourth Quarter 2010 Conference/Event Schedule

The Company expects to release its fourth quarter and full year 2010 earnings on February 2, 2011 after the market closes. The Company expects to hold a conference call on February 3, 2011 at 1:00 PM EST to discuss the fourth quarter and full year 2010 results.

The Company is scheduled to participate in the following conferences during the fourth quarter of 2010:

4Q 2010 Conference Schedule

Event/Conference	Date

NAREIT Annual Convention	Nov 15-17
AVB Investor/Analyst Day	Nov 17-18
Goldman Sachs Conference	Dec 2
Barclays Real Estate Conference	Dec 7
Wells Fargo Conference	Dec 8

At the events listed above, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on each conference and access to any related materials will be available in advance of the conference event at the Company's website at http://www.avalonbay.com/events.

Presentations at the Company's Investor/Analyst Day are scheduled from 8:30 a.m. to 12:30 p.m.  East Coast time on Thursday, November 18, 2010. In addition to the topics described above, at that event the Company's executive officer team will also present and answer questions regarding a preliminary outlook for 2011. A live webcast of the Investor/Analyst Day presentations can be accessed from the Company's website at http://www.avalonbay.com/events, where the presentation materials will also be posted by the beginning of the presentations.  The webcast and materials will be available for one week after the presentations.

Other Matters

The Company will hold a conference call on October 28, 2010 at 1:00 PM EDT to review and answer questions about this release, its third quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.

To hear a replay of the call, which will be available from October 28, 2010 at 4:00 PM EDT to November 4, 2010 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 10174107. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of September 30, 2010, the Company owned or held a direct or indirect ownership interest in 179 apartment communities containing 52,490 apartment homes in ten states and the District of Columbia, of which 12 communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier to entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the fourth quarter and full year 2010.  The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of non-GAAP Financial Measures and Other Terms.”  Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.  This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2010	2009	2010	2009

Net income attributable to common
stockholders	$24,654	$58,154	$148,304	$123,253
Depreciation - real estate assets,
including discontinued operations
and joint venture adjustments	59,794	56,239	175,399	163,891
Distributions to noncontrolling interests,
including discontinued operations	14	14	41	52
Gain on sale of previously depreciated
real estate assets	--	(26,670)	(72,220)	(26,670)

FFO attributable to common stockholders	$84,462	$87,737	$251,524	$260,526

Average shares outstanding - diluted	85,768,696	80,609,277	84,129,894	80,170,093

Earnings per share - diluted	$0.29	$0.72	$1.76	$1.54

FFO per common share - diluted	$0.98	$1.09	$2.99	$3.25

The Company’s results for the quarter ended and year-to-date September 30, 2010 and the comparable prior year periods include the non-routine items outlined in the following table:

Non-Routine Items
Decrease (Increase) in Net Income and FFO
(dollars in thousands)

	YTD		YTD
	2010	Q3 10	2009	Q3 09
Land impairments	$-	$-	$20,302	$-
Abandoned pursuits (1)	-	-	2,098	-
Severance and related costs	(1,550)	-	2,000	-
Federal excise tax	-	-	(485)	(485)
Loss/(Gain) on medium term
notes repurchase	-	-	(1,062)	-
Gain on sale of land	-	-	(241)	(241)
Promoted interest in joint
venture	-	-	(3,894)	-
Legal settlement proceeds, net	(927)	-	(1,100)	1,000
Severe weather costs	672	-	-	-
Investment Management Fund
transaction costs, net (2)	416	416	-	-

Total non-routine items	$(1,389)	$416	$17,618	$274

Weighted Average Dilutive
Shares Outstanding	84,129,894	85,768,696	80,170,093	80,609,277

(1) Abandoned pursuits includes costs expensed by the Company for individual pursuits in excess of $1,000 in a given quarter.

(2) Represents the Company's proportional share of the Fund activity.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2010 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted) - Q4 2010	$0.25	$0.29
Projected depreciation (real estate related)	0.73	0.73
Projected gain on sale of operating communities	--	--

Projected FFO per share (diluted) - Q4 2010	$0.98	$1.02

Projected EPS (diluted) - Full Year 2010	$2.01	$2.05
Projected depreciation (real estate related)	2.81	2.81
Projected gain on sale of operating communities	(0.85)	(0.85)

Projected FFO per share (diluted) - Full Year 2010	$3.97	$4.01

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2010	2009	2010	2010	2009	2010	2009

Net income	$23,980	$58,101	$51,066	$72,366	$32,350	$147,414	$121,924
Indirect operating expenses, net of corporate income	7,189	6,987	7,849	7,232	7,378	22,269	22,922
Investments and investment management expense	1,026	976	1,047	1,039	1,045	3,111	2,799
Expensed development and other pursuit costs	737	1,721	443	505	746	1,685	5,096
Interest expense, net	44,262	41,205	41,458	42,541	42,107	128,260	108,215
(Gain) loss on extinguishment of debt, net	--	--	--	--	26,972	--	(1,062)
General and administrative expense	7,039	5,750	4,041	8,895	10,360	19,975	18,388
Joint venture loss (income)	325	(190)	(463)	(227)	2,698	(364)	(4,139)
Depreciation expense	58,628	52,987	57,356	55,972	55,269	171,956	153,992
Impairment loss - land holdings	--	--	--	--	850	--	20,302
Gain on sale of real estate assets	--	(26,911)	(21,929)	(50,291)	(41,806)	(72,220)	(26,911)
(Income) loss from discontinued operations	99	(3,685)	(138)	(1,875)	(2,433)	(1,917)	(10,991)

NOI from continuing operations	$143,285	$136,941	$140,730	$136,157	$135,536	$420,169	$410,535

Established:
New England	$22,562	$22,802	$22,300	$21,643	$21,918	$66,505	$68,299
Metro NY/NJ	29,944	30,893	30,589	29,507	29,650	90,041	93,521
Mid-Atlantic/Midwest	18,290	18,102	18,665	17,546	18,233	54,501	55,213
Pacific NW	4,035	4,709	4,249	4,426	4,144	12,710	14,859
No. California	20,248	20,130	20,245	20,158	19,827	60,651	65,521
So. California	9,328	9,385	9,431	9,707	9,834	28,466	30,379
Total Established	104,407	106,021	105,479	102,987	103,606	312,874	327,792
Other Stabilized	19,411	15,325	18,129	16,866	16,869	54,403	33,584
Development/Redevelopment	19,467	15,595	17,122	16,304	15,061	52,892	49,159

NOI from continuing operations	$143,285	$136,941	$140,730	$136,157	$135,536	$420,169	$410,535

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2009 through September 30, 2010 or classified as held for sale at September 30, 2010).  A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2010	2009	2010	2009

Income from discontinued operations	$(99)	$3,685	$1,917	$10,991
Interest expense, net	--	--	--	682
Depreciation expense	125	2,330	371	7,702

NOI from discontinued operations	$26	$6,015	$2,288	$19,375

NOI from assets sold	$--	$6,058	$2,242	$19,501
NOI from assets held for sale	26	(43)	46	(126)

NOI from discontinued operations	$26	$6,015	$2,288	$19,375

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first year of stabilized operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and market rents for vacant homes) minus projected economic vacancy and adjusted for concessions.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies.  In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2010	2009	2010	2009

Rental revenue (GAAP basis)	$163,464	$163,194	$484,744	$494,864
Concessions amortized	705	2,472	3,451	8,103
Concessions granted	(516)	(2,016)	(1,585)	(6,791)

Rental revenue (with
concessions on a cash basis)	$163,653	$163,650	$486,610	$496,176

% change -- GAAP revenue		0.2%		(2.0%)

% change -- cash revenue		0.0%		(1.9%)

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for both the nine months ended September 30, 2010 as well as prior years’ activities is presented in the full earnings release.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2010 are as follows (dollars in thousands):

Net income attributable to common stockholders	$24,654
Interest expense, net	44,262
Depreciation expense	58,628
Depreciation expense (discontinued operations)	125

EBITDA	$127,669

EBITDA from continuing operations	$127,643
EBITDA from discontinued operations	26

EBITDA	$127,669

EBITDA from continuing operations	$127,643

Interest charges	$44,262

Interest coverage	2.9

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company's Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity.  A calculation of Unencumbered NOI for the nine months ended September 30, 2010 is as follows (dollars in thousands):

NOI for Established Communities	$312,874
NOI for Other Stabilized Communities	54,403
NOI for Development/Redevelopment Communities	52,892
Total NOI generated by real estate assets	420,169
NOI on encumbered assets	138,404
NOI on unencumbered assets	281,765

Unencumbered NOI	67%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations as of the beginning of the prior year.  Therefore, for 2010, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2009 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents.  Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.